Exhibit 4

British American Tobacco p.l.c. (the “Company”)

1 May 2024

Cancellation of Treasury Shares

In line with the Company's policy to maintain its number of treasury shares below 10% of total issued share capital, the Company announces today the cancellation of 87 million treasury shares.

Following the cancellation of these shares, the Company holds 133,278,266 shares held in Treasury, representing approximately 5.98% of the Company’s issued share capital excluding treasury shares.

In accordance with Listing Rule 12.6.4, the Company discloses the following information:

Date of Cancellation	1 May 2024
Number of treasury shares cancelled	87,000,000
Total number of issued ordinary shares following the cancellation	2,362,689,451
Total number of treasury shares following the cancellation	133,278,266
Total number of ordinary shares less treasury shares	2,229,411,185

Enquiries:

British American Tobacco Press Media Centre

+44 (0) 20 7845 2888 (24 hours) | @BATplc

Investor Relations

Victoria Buxton: +44 (0)20 7845 2012
Amy Chamberlain: +44 (0)20 7845 1124
John Harney: +44 (0)20 7845 1263
Jane Henderson: +44 (0)20 7845 1117